SECOND AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT FOR

LVIP T. ROWE PRICE GROWTH STOCK FUND

WHEREAS, LINCOLN INVESTMENT ADVISORS CORPORATION (“Adviser”) and T. ROWE PRICE ASSOCIATES, INC. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of April 30, 2007, relating to the investment management of the LVIP T. Rowe Price Growth Stock Fund (the “Fund”);

WHEREAS, the Adviser and the Sub-Adviser desire to amend Schedule A of the Agreement; and

WHEREAS, Section 5 of the Agreement permits the Agreement to be amended by the parties;

NOW THEREFORE, IT IS AGREED THAT:

1.         Schedule A of the Agreement is deleted and replaced in its entirety with the attached Schedule A as of October 1, 2016.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of October 1, 2016.

LINCOLN INVESTMENT ADVISORS CORPORATION

By:	/s/ Jayson R. Bronchetti
Name: Jayson R. Bronchetti
Title: President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Savonne Ferguson
Name: Savonne Ferguson
Title: Vice President